UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):November 1, 2004

ART TECHNOLOGY GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-26679	04-3141918
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 First Street, Cambridge, Massachusetts	02141
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 386-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     In October 2003, ServiceWare Technologies, Inc. filed suit against Primus Knowledge Solutions, Inc. in the United States District Court for the Western District of Pennsylvania, alleging that Primus had infringed certain United States patents owned by ServiceWare. Primus filed an answer denying liability and asserting counterclaims against ServiceWare, including allegations of interference, defamation and unfair competition. ServiceWare subsequently asserted certain reply counterclaims against Primus. We refer to this action, including the related counterclaims and reply claims, as the Lawsuit.

     On November 1, 2004, we entered into a settlement agreement with ServiceWare and Primus in which:

•	Without any admission of liability by either party, ServiceWare and Primus agreed to dismiss with prejudice all the claims, counterclaims and reply claims in the Lawsuit, and to deliver to each other mutual general releases.

•	ServiceWare agreed to grant to Primus and its affiliates, including us, a fully paid, irrevocable, nonexclusive, nontransferable (with certain exceptions specified in the agreement), worldwide, perpetual limited license under the patents at issue in the Lawsuit and a covenant not to sue under those patents.

•	Primus agreed to pay ServiceWare the sum of $800,000 in cash, of which $500,000 is payable within five business days following the closing of our acquisition of Primus, and the balance is due on January 3, 2005.

•	Primus agreed to issue to ServiceWare, immediately prior to the closing of our acquisition of Primus, shares of Primus common stock having a value, determined in the manner specified in the settlement, equal to $850,000.

•	We agreed to guarantee the obligation of Primus to make the specified cash payment.

•	ServiceWare agreed to certain restrictions on transfer by it of any shares of our common stock issued to it in connection with our acquisition of Primus, which restrictions will expire not later than May 15, 2005.

Item 2.01 Completion of Acquisition or Disposition of Assets.

     On November 1, 2004, we completed our acquisition of Primus Knowledge Solutions, Inc. pursuant to an agreement and plan of merger dated as of August 10, 2004.

     The acquisition was effected through the merger of one of our wholly-owned subsidiaries with and into Primus. As a result, Primus became our wholly owned subsidiary. Pursuant to the merger, each of the outstanding shares of Primus’ common stock was converted into the right to receive 1.3567 shares of our common stock.

     Shareholders of Primus will receive an aggregate of approximately 33.5 million shares of our common stock in connection with the merger. In addition, options to purchase Primus common stock that were outstanding immediately prior to the closing of the merger have been converted into options to purchase approximately 3.2 million shares of our common stock.

     Primus is based in Seattle, Washington, and is a developer of software that enables companies to provide a superior customer experience via contact centers, help desks, web self-service, and electronic communication channels. At the closing of the acquisition on November 1, 2004, Primus had approximately $4.3 million in cash and cash equivalents.

     The terms of the merger agreement, including the number of shares of our common stock to be issued in respect of the previously outstanding Primus common stock, were the result of arm’s-length negotiations with Primus.

     The preceding discussion is only a summary and is qualified in its entirety by reference to the merger agreement, which is included as Exhibit 2.1 to this current report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

     (a) Financial Statements of Business Acquired.

     Omitted pursuant to Instruction B.3 to Form 8-K.

     (b) Pro Forma Financial Information.

     Omitted pursuant to Instruction B.3 to Form 8-K.

     (c) Exhibits

Number	Title

2.1	Agreement and Plan of Merger dated as of August 10, 2004, by and among Art Technology Group, Inc., Autobahn Acquisition, Inc. and Primus Knowledge Solutions, Inc. (incorporated by reference to our current report on Form 8-K, filed on August 18, 2004).

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ART TECHNOLOGY GROUP, INC.

Date: November 5, 2004	By:	/s/ Edward Terino Edward Terino Senior Vice President and Chief Financial Officer

Exhibit Index

Number	Title

2.1	Agreement and Plan of Merger dated as of August 10, 2004, by and among Art Technology Group, Inc., Autobahn Acquisition, Inc. and Primus Knowledge Solutions, Inc. (incorporated by reference to our current report on Form 8-K, filed on August 18, 2004).